Exhibit 99.1
FOR MORE INFORMATION
Media Contact:
Mike Truell
919-297-1772
mike.truell@rhd.com
R.H. Donnelley Appoints Thayer Bigelow and Ron Rittenmeyer
To The Board of Directors
CARY, N.C., April 3, 2009 – R.H. Donnelley Corporation, one of the nation’s leading local commercial search companies, today announced that Thayer Bigelow and Ron Rittenmeyer have joined the company’s board effective April 1, 2009.
Bigelow is an experienced senior executive from the cable television industry and is currently the managing general partner of Bigelow Media, LLC, a media investment and consulting firm.
During his tenure with Time Inc. and Time Warner, Bigelow served as president and chief executive officer of Time Warner Cable Programming; interim CEO of Court Room Television Network; president and COO of HBO; president of American Television and Communications; and CFO for Time Inc. Aside from his senior leadership experience, Bigelow has significant Board experience with companies including Adelphia Communications, Crane Co. and Lord Abbett & Co.
Bigelow received his bachelor’s degree from Trinity College, and a master’s in business administration from the University of Virginia Colgate Darden Business School.
Rittenmeyer is the former president and chief executive officer of EDS, which was sold to Hewlett-Packard (HP) in August of 2008. Before the acquisition, Rittenmeyer directed a company-wide business transformation that increased the organization’s productivity and quality, while instilling accountability at every level of the organization. Prior to the HP acquisition, Rittenmeyer also served as chairman of the board of directors for EDS.
Rittenmeyer has held senior leadership positions across multiple industries. He served as managing director of The Cypress Group, a private equity firm; chairman, CEO and president of Safety-Kleen, Inc.; CEO and president of AmeriServe; chairman, CEO and president of RailTex, Inc.; president and COO of Ryder TRS, Inc.; president and COO of Merisel; COO of Burlington Northern Railroad; and a variety of senior management roles with PepsiCo’s Frito Lay and PepsiCo’s Foods International Divisions.
Rittenmeyer received his bachelor’s degree in commerce and economics from Wilkes University, and a master’s in business administration from Rockhurst University.
“We’re pleased to have Thayer and Ron join the board of directors. Their respective backgrounds and strong leadership will certainly complement the wealth of experience we currently have on our board,” said David C. Swanson, chairman and CEO of R.H. Donnelley. “Both men have direct experience in helping organizations strengthen their financial position and we look forward to working with them.”

The company also announced that Mike Connors has resigned from the board effective March 30 and that Nancy Cooper will be leaving the board following the next regularly-scheduled board meeting later this month. Connors, chairman and CEO of Information Services Group, Inc., and Cooper, executive vice president and chief financial officer of CA, Inc., both cited increased business and other commitments as reasons for stepping down.
“On behalf of the board of directors and our entire organization, I would like to thank Mike and Nancy for their valued input and support. They have both made meaningful contributions to the organization and we certainly wish them the best of luck going forward,” Swanson said.
About R.H. Donnelley
R.H. Donnelley (OTC: RHDC) connects businesses and consumers through its portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley’s experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the Company’s reliable, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit www.rhd.com and dexknows.com.
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